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                                                                    EXHIBIT 99.5


To Our Clients:

                  We are sending this letter because we hold shares of Liberty Media Corporation common stock for you. Liberty Media Corporation has distributed to its shareholders transferable subscription rights to purchase its Series A common, as described in the enclosed prospectus.

                  We have enclosed your copy of the following documents:

         1.       The prospectus; and

         2.       A beneficial owner election form.

                  We urge you to read these documents carefully before instructing us to exercise, sell or otherwise transfer your rights. WE WILL ACT ON YOUR BEHALF ACCORDING TO YOUR INSTRUCTIONS.